INTERCREDITOR AND SUBORDINATION AGREEMENT

THIS INTERCREDITOR AND SUBORDINATION AGREEMENT (this “Agreement”), dated as of April 15, 2008, is made by and among Airbee Wireless, Inc., a Delaware corporation (“Airbee” or the “Company”), each of the parties signing this Agreement under the title “Senior Creditors” on the signature pages hereto (together with each of their heirs, successors and assigns, each a “Senior Creditor”, and collectively, the “Senior Creditors”), and Richard P. Sommerfeld, Jr. (the “Subordinated Creditor”), and is made with reference to the following:

A. Pursuant to (1) that certain Assignment Agreement dated as of January 30, 2008 (as amended, modified, renewed, extended or replaced from time to time, the “Assignment Agreement”) by and between the Company, BARTFAM, a California Limited Partnership and one of the Senior Creditors (“Bartfam”), and YA Global Investment, L.P. (f/k/a Montgomery Equity Partners, L.P.), a Cayman Islands exempted limited partnership, Bartfam purchased, among other securities, a secured convertible debenture in the amount of One Hundred Fifty Thousand Dollars ($150,000) (the “Montgomery Debenture”) dated April 5, 2007 which is convertible into shares of the Company’s common stock and which, following certain conversions into common stock, has an outstanding principal balance of $53,300; which indebtedness is secured by perfected liens and security interests on all of the Company’s assets that were concurrently assigned to Bartfam pursuant to the Assignment Agreement; and (2) that certain Debenture and Warrant Purchase Agreement (the “Senior Creditor D&W Purchase Agreement”) dated as of January 30, 2008, by and between the Company and each of the Senior Creditors, the Senior Creditors have purchased, among other securities, $500,000 in principal amount of secured convertible debentures and the Company has agreed to sell and the Senior Creditors have the right to purchase an additional $901,157.00 in principal amount of secured convertible indentures from the Company, all of which indebtedness is and shall remain secured by perfected first priority liens and security interests on all of the Company’s assets in favor of the Senior Creditors (any and all such secured convertible debentures, collectively, the “2008 Senior Creditor Debentures”, and together with the Montgomery Debenture, the “Senior Debentures”).

B. The Company and the Subordinated Creditor are parties to (1) that certain Settlement Agreement made and entered into as of April 15, 2008 (the “Settlement Agreement”) pursuant to which, inter alia, the Company has or will issue to the Subordinated Creditor a Subordinated Secured Convertible Debenture (the “Subordinated Debenture”) in the original principal balance of $465,000. The indebtedness evidenced by the Subordinated Debenture shall be secured by subordinated liens and security interests in substantially all of the Company’s assets.

C. It is a condition precedent to the Company’s entry into the Settlement Agreement that the Subordinated Creditor enter into deliver this Agreement with the Senior Creditors to provide for the subordination of the Company’s indebtedness to the Subordinated Creditor. The Subordinated Creditor has agreed to the subordination of all of the Company’s indebtedness to it, upon the terms and subject to the conditions set forth in this Agreement.

Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.1 Certain Other Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any other federal, state, or foreign law for the relief of debtors.

“Collateral” means all assets and rights of any nature, wherever located, whether in existence or hereafter arising or acquired, of the Company.

“Disposition” or “Dispose” means the sale, assignment, transfer, license, lease (as lessor), or other disposition of any property by any person (or the granting of any option or other right to do any of the foregoing).

“Distribution” means any payment or distribution by any Person of assets of any kind or character (whether in cash, securities, assets, by set-off, or otherwise and including by purchase redemption or other acquisition).

“Enforcement Action” means any action by the Subordinated Creditor to enforce payment or performance by the Company of any of its Subordinated Debt or Subordinated Debt Agreements, including, but not limited to, any of the following: (a) acceleration of the maturity of Subordinated Debt, (b) commencement of, prosecution of, or participation in any lawsuit, action or proceeding, whether private, judicial, equitable, administrative, or otherwise, against the Company, including without limitation (x) the commencement or joining with any other creditors in the commencement of any Reorganization, (y) the initiation, prosecution and/or completion of a judicial or non-judicial foreclosure action (including without limitation the recordation of any notice of default or notice of sale), or (z) the acceptance of a deed in lieu of foreclosure or strict foreclosure, (c) the exercise of any right of setoff for the collection of any amounts due in respect of the Subordinated Debt, (d) exercise of any Secured Creditor Remedy; or (e) in the event of an Reorganization: (i) prosecuting a motion for relief from the automatic stay to exercise an Enforcement Action; (ii) objecting to the Senior Creditors’ motion for relief from the automatic stay to foreclose on and sell any of the Collateral; (iii) seeking to provide debtor in possession loans or advances to the Company wherein Senior Creditors’ liens would be subordinated in priority, (iv) seeking or acquiescing in any request to convert an Reorganization under chapter 11 of Title 11 of the Bankruptcy Code to a case under chapter 7 of Title 11 of the Bankruptcy Code; (v) seeking the appointment of a trustee or examiner with expanded powers for the Company or any of its subsidiaries or affiliates, if any; (vi) opposing the confirmation of the Company’s plan of reorganization if such action might adversely affect the Company’s business or the Company’s ability to repay the Senior Debt. Notwithstanding the foregoing, none of the following shall constitute an “Enforcement Action” for purposes of this Agreement: (x) the delivery of any (unrecorded) notice of default or other notice to the Company pursuant to or in connection with the Subordinated Debt Agreements, or (y) the filing by Subordinated Creditor of a proof of claim in a Reorganization, which proof of claim indicates Subordinated Creditor’s subordination hereunder and otherwise complies with the terms of this Agreement.

“Lien” means any mortgage, deed of trust, pledge, security interest, assignment, deposit arrangement, judgment lien, attachment, writ, charge or encumbrance, lien (statutory or other) or other preferential arrangement (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing or any agreement to give any security interest).

“Reorganization” of a Person means (i) any distribution of assets of that Person upon any voluntary or involuntary dissolution, winding up, total or partial liquidation or reorganization, (ii) any bankruptcy or other action pursuant to the Bankruptcy Code or any insolvency, receivership or other statutory or common law proceeding or arrangement involving a readjustment of the obligations of that Person, (iii) any assignment for the benefit of creditors of that Person, or (iv) any marshalling of the assets or obligations of that Person.

“Secured Creditor Remedies” means any action by a secured creditor in furtherance of the sale, foreclosure, realization upon, or the repossession or liquidation of any of the Collateral, including without limitation, (i) the exercise of any remedies or rights of a “Secured Creditor” under Article 9 of the Uniform Commercial Code, as enacted in the State of New York (or, to the extent the laws of any other state govern the perfection, effect of perfection, priority or enforcement of any rights of the parties hereto with respect to the exercise of their rights as secured parties, the Uniform Commercial Code as enacted in such other jurisdiction), such as, without limitation, the notification of account debtors; (ii) the exercise of any remedies available to a judgment creditor; (iii) appointment of a receiver; or (iv) any other remedy available in respect of the Collateral available to such secured creditor under any agreement to which it is a party.

“Secured Creditors’ Agreements” means, collectively, the Senior Debt Agreements and the Subordinated Debt Agreements.

“Senior Credit Facility” means one or more credit facilities entered into by and among the Company and one or more commercial banks or financial institutions and providing for senior term or revolving credit borrowings (including the issuance of letters of credit) of a type similar to credit facilities typically entered into by commercial banks and financial institutions and one or more commercial paper or other senior securities programs pursuant to which the Company is able to raise monies in the capital markets, including in each case any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit facilities, commercial paper and senior securities programs and related agreements may be amended, extended, refinanced, renewed, restated, replaced or refunded from time to time.

“Senior Debt” means all present and future indebtedness, liabilities and other obligations of the Company to the Senior Creditors or any of them under or in connection with the Senior Debt Agreements or otherwise, whether created under, arising out of or in connection with the Senior Debt Agreements or otherwise, including all unpaid principal of any Senior Debentures, all interest accrued thereon, all fees, costs, expenses, premiums and reimbursements due under any of the Senior Debt Agreements, all indemnification obligations and all other amounts payable by Company to the Senior Creditors or any of them thereunder, or in connection therewith or otherwise, and any other senior indebtedness of the Company to which the Senior Debt held by the Senior Creditors agree to subordinate to, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined.

“Senior Debt Agreements” means, collectively, the Assignment Agreement, the Senior Creditor D&W Purchase Agreement, the Senior Debentures, any security agreements, pledge agreements, and any and all other documents and security instruments executed in connection therewith, and all other agreements and instruments executed and delivered by Company in connection therewith or otherwise creating any financial obligation of the Company in favor of the Senior Creditors or any of them.

“Senior Debt Collateral” means all Collateral in which one or more of the Senior now has or at any time obtains a Lien.

“Subordinated Debt” means all indebtedness, liabilities and other obligations of the Company to the Subordinated Creditor, whether now existing or hereafter arising and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including all amounts payable by Company to the Subordinated Creditor under or in connection with the Subordinated Debt Agreements or otherwise including, without limitation, all amounts due to the Subordinated Creditor pursuant to the Subordinated Debenture and all expenses and costs incurred by the Subordinated Creditor in connection with the enforcement of any of its rights under the Subordinated Agreements.

“Subordinated Debt Agreements” means, collectively, the Settlement Agreement, the Subordinated Debenture, any security agreements and any and all other documents and security instruments executed in connection therewith, and all other agreements, judgments, orders and instruments executed and delivered by Company in connection therewith or otherwise creating any financial obligation of the Company in favor of the Subordinated Creditor.

“Subordinated Debt Payment” means any payment or distribution by or on behalf of the Company, directly or indirectly, of assets of the Company of any kind or character, whether in cash, property or securities, including on account of the purchase, redemption or other acquisition of the Subordinated Debt, as a result of any collection, sale or other disposition of collateral, or by setoff, exchange or in any other manner, for or on account of the Subordinated Debt.

1.2 Interpretation. In this Agreement, except to the extent the context otherwise requires (i) any reference in this Agreement to an Article, Section, Schedule or Exhibit is a reference to an article, section schedule or exhibit of or to this Agreement, respectively, and to a subsection or clause is, unless otherwise stated, a reference to a subsection or a clause of the Section or subsection in which the reference appears; (ii) the words “hereof,” “herein,” “hereto,” “hereunder” and the like refer to this Agreement as a whole and not merely to the specific Article, Section, subsection, paragraph or clause in which the reference appears; (iii) the meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined; (iv) the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; (v) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto; (vi) references to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation referred to; and (vii) the captions and headings are for convenience of reference only and shall not affect the construction of this Agreement.

ARTICLE II

AGREEMENT OF SUBORDINATION

2.1 Subordination to Payment of Senior Debt. All Subordinated Debt Payments on account of the Subordinated Debt shall be subject, subordinate and junior in right of payment and exercise of remedies to the prior payment in full in cash of the Senior Debt.

2.2 Subordination of Liens. All Liens of the Subordinated Creditor now existing or hereafter acquired in any assets that serve as Senior Debt Collateral for all or any portion of the Senior Debt or the Subordinated Debt shall be subject, subordinate and junior in all respects and at all times to the Liens of the Senior Creditors now or hereafter existing therein, regardless of the time or order of attachment or perfection of such Liens, the time or order of filing of financing statements, the acquisition of purchase money or other Liens, the time of giving or failure to give notice of the acquisition or expected acquisition of any purchase money or other Liens, or any other circumstances whatsoever.

2.3 Benefit of Subordination Provisions. The provisions of this Agreement relating to the subordination of the Subordinated Debt and the Liens relating thereto to the Senior Debt and the Liens relating thereto (collectively, the “Subordination Provisions”) are made for the benefit of the Senior Creditors collectively and each of them individually, and each of the Senior Creditors may proceed to enforce the Subordination Provisions.

2.4 No Challenge. The Subordinated Creditor shall not, whether in a Reorganization proceeding or otherwise, challenge the validity, perfection or relative priority of the Senior Creditors’ Liens nor any of the Senior Creditors’ right to prior payment established by this ARTICLE II.

2.5 Subordination to Senior Facilities, Private Equity and Venture Capital Investments. The Subordinated Creditor shall, upon the request and at the expense of the Company, promptly enter into an intercreditor and subordination agreement with the provider(s) of (1) any Senior Credit Facility if the entry by the Subordinated Creditor into any such agreement is a condition precedent to the Company’s ability to obtain such Senior Credit Facility and (2) any private equity and/or venture capital financing in the Company if the entry by the Subordinated Creditor into any such agreement is a condition precedent to the Company’s ability to obtain such private equity, venture capital or similar financing, and provided that the Senior Creditors, so long as the Senior Debt remains outstanding, also enter into such an intercreditor and subordination agreement required as a condition precedent by the provider(s) of such Senior Credit Facility, private equity or venture capital financing.

ARTICLE III

SUBORDINATION UPON ANY DISTRIBUTION OF ASSETS OF THE COMPANY

In the event of any payment or Distribution of assets of the Company, whether in cash, property or securities, in connection with any Reorganization of the Company or otherwise:

(a) all amounts owing on account of the Senior Debt shall first be paid in full in cash before any Subordinated Debt Payment is made; and

(b) to the extent permitted by applicable law, any Subordinated Debt Payment to which the Subordinated Creditor would be entitled but for the provisions of this Agreement shall be paid or delivered by the trustee in bankruptcy, receiver, assignee for the benefit of creditors or other liquidating Person making such payment or distribution directly to the Senior Creditors for application to the payment of the Senior Debt in accordance with clause (a), before making any payment or Distribution or provision therefor to the Subordinated Creditor in respect of the Subordinated Debt.

ARTICLE IV

PAYMENT BLOCKAGE

Notwithstanding any provision to the contrary herein or in any of the Subordinated Debt Agreements, until such time as the Senior Debt has been indefeasibly repaid in full in cash, or fully converted into shares of common stock of Airbee, and all commitments to purchase or lend any additional Senior Debt have terminated (the “Discharge of the Senior Debt”), the Company shall not make, and the Subordinated Creditor shall not demand, accept or receive, any Subordinated Debt Payment; provided, that so long as no Default or Event of Default with respect to any of the Senior Debt shall have occurred and be continuing (and the making of any such payment shall not result in a Default with respect thereto), the Company may pay and the Subordinated Creditor may receive Subordinated Debt Payments exclusively constituting scheduled quarterly payments of interest on the Subordinated Debt at the contract (i.e., non-default) rate set forth in the Subordinated Debenture as and when such scheduled quarterly interest payments are due and payable pursuant to the terms of the Subordinated Debenture as in effect as of the date of its issuance.

ARTICLE V

SUBORDINATION OF REMEDIES

Notwithstanding any provision herein or in any Subordinated Debt Agreement to the contrary, until the Discharge of the Senior Debt has occurred, the following shall apply:

5.1 Senior Creditors’ Exercise of Rights as Secured Party. The Senior Creditors shall be permitted and each of them is hereby authorized to take any and all actions and to exercise any and all rights, remedies and options which any of them may have under the Senior Debt Agreements and sell or otherwise realize upon the collateral securing the Senior Debt, in each case upon the terms and subject to the conditions set forth therein, without regard to the Subordinated Creditor.

5.2 Remedies of Subordinated Creditor. The Subordinated Creditor shall not, without the prior written consent of the Senior Creditors (which may granted or denied in the exercise of their sole discretion), demand payment (other than a scheduled quarterly payment of interest which Company is permitted to make and the Subordinated Creditor is permitted to receive pursuant to the terms of this Agreement) with respect to or accelerate the maturity of the Subordinated Debt or commence or maintain any Enforcement Action against Company; provided, however, that the Subordinated Creditor may accelerate the maturity of the Subordinated Debt (but may not make any demand for payment of, or take any other collection or enforcement action with respect to, the Subordinated Debt) at any time following the acceleration by the Senior Creditors of all (but not less than all) of the Senior Debt.

5.3 Management of Collateral. Notwithstanding anything to the contrary contained in any of the Senior Debt Agreements or the Subordinated Debt Agreements: (i) the Senior Creditors shall have the exclusive right to manage the Collateral, including the exclusive right to perform and enforce the terms of the Senior Debt Agreements with respect to the Collateral and to exercise and enforce all privileges and rights thereunder according to Senior Creditors’ sole discretion, including, without limitation, the exclusive right to enforce or settle insurance claims with respect to the Collateral, to pay, compromise, or settle competing claims, liens, or security interests affecting the Collateral, to take or retake control or possession of the Collateral, and to hold, prepare for sale, sell, lease, or liquidate the Collateral; (ii) neither Subordinated Creditor nor any party acting on its behalf, shall exercise any Secured Party Remedies with respect to the Collateral or any part thereof; and (iii) any and all proceeds of the Collateral which shall come into the possession, control, or custody of the Subordinated Creditor will be deemed to have been received for the account of Senior Creditors and shall be immediately delivered or paid, as applicable, over to the Senior Creditors. In connection with the provisions of Section 5.3(i) above, the Subordinated Creditor waives any and all rights to affect the method or challenge the appropriateness of any action by Senior Creditors with respect to the Collateral, and waives any claims or defenses it may have against the Senior Creditors, including any such claims or defenses based on any actions or omissions of any such person, in connection with the perfection, maintenance, enforcement, foreclosure, sale, liquidation, or release of any lien or security interest therein by the Senior Creditors or any of them, or any modification or waiver of any Senior Debt Agreements.

5.4 Sale of Collateral. Until the Discharge of the Senior Debt has occurred: (i) only the Senior Creditors shall have the right to restrict or permit, or approve or disapprove, the sale or disposition of the Collateral or any portion thereof; and (ii) immediately upon the sale or disposition of such Collateral by the Company with the consent of the Senior Creditors in connection with the exercise of any Secured Creditor Remedies, the Subordinated Creditor’s liens and security interest upon the Collateral sold shall be automatically, unconditionally and simultaneously released, and the Subordinated Creditor will promptly deliver (at the Company’s expense) such release, reconveyance, and termination documents as the Senior Creditors or the Company may reasonably require in connection therewith.

5.5 Insurance. In the event of the occurrence of a fire or other casualty resulting in damage to all or any portion of any Collateral (collectively, a “Casualty”):

(a) The Subordinated Creditor hereby waives any right to participate or join in any adjustment, compromise, or settlement of any claims resulting from a Casualty with respect to any Collateral;

(b) all proceeds received or to be received on account of a Casualty shall be applied in the manner or manners provided for in the Senior Debt Agreements until the Discharge of the Senior Debt and thereafter, the Company may instruct the insurer to pay any remaining insurance proceeds from such Casualty to the Subordinated Credit to the extent of the outstanding balance of the Subordinated Debt; and

(c) the Subordinated Creditor agrees to execute and deliver to the Senior Creditors any documents, instruments, agreements or further assurances reasonably required to effectuate any of the foregoing.

ARTICLE VI

PAYMENT OVER TO SENIOR CREDITORS

In the event that the Subordinated Creditor receives any Subordinated Debt Payments in contravention of ARTICLE II, ARTICLE III, ARTICLE IV, ARTICLE V, ARTICLE VI, ARTICLE VII, or ARTICLE X before the Discharge of the Senior Debt has occurred, such Subordinated Debt Payments shall be held in trust for the benefit of the Senior Creditors and shall be paid over or delivered to the Senior Creditors for application to the payment in full in cash of all Senior Debt remaining unpaid to the extent necessary to give effect to ARTICLE II, ARTICLE III, ARTICLE IV, ARTICLE V, ARTICLE VI, ARTICLE VII, or ARTICLE X, after giving effect to any concurrent payments or distributions to the Senior Creditors in respect of the Senior Debt.

ARTICLE VII

REORGANIZATION OF THE COMPANY

7.1 Rights regarding the Reorganization of the Company. Until the Discharge of the Senior Debt, the Subordinated Creditor shall not, without the prior written consent of the Senior Creditors, commence or join with any other Person in commencing any Reorganization proceeding of or against Company. The Senior Creditors shall have the sole right to accept or reject any plan proposed in such proceeding and to take any other action which a party filing a claim is entitled to take. The Subordinated Creditor acknowledges and agrees that any interest on the Senior Debt which accrues after the commencement of any such proceeding (or, if interest on any portion of the Senior Debt ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on any such portion of the Senior Debt if said proceedings had not been commenced) shall be included in the Senior Debt because it is the intention of the parties that the Senior Debt should be determined without regard to any rule of law or other principle which may relieve Company of any portion of such obligations. The Subordinated Creditor shall permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay the Senior Creditors, or allow the claim of the Senior Creditors in respect of, any such interest accruing after the date on which such proceeding is commenced.

7.2 Reorganization Matters.

(a) Enforceability and Continuing Priority. This Agreement shall be applicable both before and after the commencement of any Reorganization by or against the Company and all converted or succeeding cases in respect thereof. The relative rights of the Senior Creditors and the Subordinated Creditor in or to any distributions from or in respect of any Collateral or proceeds of Collateral, shall continue after the commencement of any Reorganization by or against the Company. Accordingly, the provisions of this Agreement are intended to be and shall be enforceable as a subordination agreement within the meaning of Section 510 of the Bankruptcy Code.

(b) Financing. Until Discharge of the Senior Debt has occurred, if the Company shall be subject to any Reorganization and the Senior Creditors consents to the use of cash collateral (as such term is defined in Section 363(a) of the Bankruptcy Code; herein, “Cash Collateral”), on which any Senior Creditor has a lien or to permit the Company to obtain financing provided by Senior Creditor under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (such financing, together with any Cash Collateral use, collectively a “DIP Financing”), then the Subordinated Creditor agrees that it will consent to such Cash Collateral use and raise no objection to such DIP Financing and to the extent the liens securing the Senior Debt are discharged, subordinated to or pari passu with such DIP Financing, the Subordinated Creditor will subordinate its liens in the Collateral to the liens securing such DIP Financing. If the Senior Creditors or any of them offer to provide DIP Financing that meets the requirements set forth above, the Subordinated Creditor agrees that it shall not, directly or indirectly, (x) provide or offer to provide DIP Financing or support any DIP Financing secured by a lien senior to or pari passu with the liens securing the Senior Debt, or (y) request or accept any form of adequate protection or any other relief except as provided in Section 7.2(e)(ii). In connection with any DIP Financing, if any liens on the Collateral held by any of the Senior Creditors are subject to a surcharge or are subordinated to an administrative priority claim, a professional fee “carve out,” or fees owed to the United States Trustee, then the liens on the Collateral of the Subordinated Creditor shall also be subordinated to such interest or claim and shall remain subordinated to the liens on the Collateral of Senior Creditor consistent with this Agreement.

(c) Sales. Until Discharge of the Senior Debt has occurred, the Subordinated Creditor agrees that it will consent, and will not object or oppose a motion to Dispose of any Collateral free and clear of the liens or the claims that are in favor of the Subordinated Creditor under Section 363 of the Bankruptcy Code if the Senior Creditors have consented to such Disposition of such assets.

(d) Relief from the Automatic Stay. Until Discharge of the Senior Debt has occurred, the Subordinated Creditor agrees that it shall not seek (or support any other person, other than the Senior Creditors, seeking) relief from the automatic stay or any other stay in any Reorganization in respect of the Collateral, without the prior written consent of the Senior Creditors (which may be granted or withheld in the exercise of their sole discretion).

(e) Adequate Protection.

(i) Senior Creditors. In any Reorganization involving the Company, the Subordinated Creditor agrees that it shall not contest (or support any other person contesting):

(A) any request by the Senior Creditors for adequate protection (whether in the form of payments, liens, a priority administrative expense claim, or otherwise);

(B) any objection by the Senior Creditors to any motion, relief, action, or proceeding based on the Senior Creditors claiming a lack of adequate protection (whether in the form of payments, liens, a priority administrative expense claim, or otherwise);

(C) the payment of interest, fees, expenses, or other amounts to Senior Creditor under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise.

(ii) Subordinated Creditor. In any Reorganization involving the Company:

(A) Replacement Liens.

(1) Until Discharge of the Senior Debt has occurred, if the Senior Creditors are granted adequate protection in the form of a replacement lien (on existing or future assets of the Company) in connection with any DIP Financing, then the Subordinated Creditor shall also be entitled to seek, without objection from the Senior Creditors, adequate protection in the form of a replacement lien (on existing or future assets of the Company), which replacement lien, if obtained, shall be subordinate to the liens securing the Senior Debt and the liens securing such DIP Financing on the same basis as the other liens securing the Subordinated Debt are subordinate to the Senior Debt under this Agreement; and

(2) In the event that the Subordinated Creditor is granted adequate protection in the form of a replacement lien (on existing or future assets of the Company), then the Subordinated Creditor agrees that the Senior Creditors shall also be entitled to seek, without objection from the Subordinated Creditor, a senior adequate protection lien on existing or future assets of the Company as security for the Senior Debt and for any DIP Financing provided by the Senior Creditors. Any adequate protection lien on such existing or future assets securing the Subordinated Debt shall be subordinated (i) to the lien on such collateral securing the Senior Debt and any such DIP Financing provided by the Senior Creditors, and (ii) to any other liens granted to the Senior Creditors as adequate protection on the same basis as the other liens securing the Subordinated Debt are so subordinated to such Senior Debt under this Agreement.

(B) No Distributions. In any Reorganization involving the Company, the Subordinated Creditor shall not seek (a) adequate protection in the form of Distributions in respect of the Subordinated Debt, nor (b) adequate protection in the form of Distributions with respect to their rights to the Collateral.

(iii) Allowance of Postpetition Accrual. The Subordinated Creditor shall not object to, oppose, or challenge any claim by Senior Creditor for allowance in any Reorganization of Senior Debt consisting of post-petition interest, fees, or expenses.

(f) Section 1111(b) of the Bankruptcy Code. The Subordinated Creditor shall not object to, oppose, support any objection, or take any other action to impede, the right of the Senior Creditors to make an election under Section 1111(b)(2) of the Bankruptcy Code. The Subordinated Creditor waives any claim it may hereafter have against each Senior Creditor arising out of the election by any or all Senior Creditors of the application of Section 1111(b)(2) of the Bankruptcy Code.

(g) No Waiver. Nothing contained herein shall prohibit or in any way limit the Senior Creditors from objecting in any Reorganization involving the Company to any action taken by the Subordinated Creditor, including the seeking by the Subordinated Creditor of adequate protection or the assertion by the Subordinated Creditor of any of its rights and remedies under the Subordinated Debt Agreements.

(h) Avoidance Issues. If Senior Creditor is required in any Reorganization or otherwise to turn over, disgorge or otherwise pay to the estate of the Company any amount paid in respect of the Senior Debt (a “Senior Creditor Recovery”), then Senior Creditor shall be entitled to a reinstatement of Senior Debt with respect to all such recovered amounts, and all rights, interests, priorities and privileges recognized in this agreement shall apply with respect to any such Senior Creditor Recovery. If this Agreement shall have been terminated prior to such Senior Creditor Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the parties hereto from such date of reinstatement.

(i) Plan of Reorganization.

(a) If in any Reorganization involving the Company, debt obligations of the reorganized debtor, whether or not secured by liens upon any property of the reorganized debtor, are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, (a) on account of Senior Debt, or (b) on account of the Subordinated Debt, or (c) all on account of the Senior Debt and the Subordinated Debt, then the Subordinated Creditor shall have the right to receive such debt obligations so long as the provisions of this Agreement (x) survive the distribution of such debt obligations pursuant to such plan and (y) apply with like effect to such debt obligations and the liens securing such debt obligations, and

(b) The Subordinated Creditor shall not propose or support any plan of reorganization that is inconsistent with the priorities or other provisions of this Agreement.

(j) Prohibition of Payments of Subordinated Debt on Acceleration or in Reorganization.

(a) Upon (i) any acceleration of the principal amount due on any Subordinated Debt which has not been rescinded or revoked, or (ii) any payment or distribution of assets of the Company, of any kind or character, whether in cash, property or securities, following commencement of an Reorganization by or against the Company, there shall be a Discharge of the Senior Debt, before any Distribution is made on account of any of the Subordinated Debt; and following commencement of a Reorganization, any Distribution in respect of the Subordinated Debt to which the Subordinated Creditor would be entitled, except for the provisions hereof, shall be paid by the Company or any other Person making such Distribution, or by the Subordinated Creditor if received by it, directly to the Senior Creditors, to the extent necessary to result in the Discharge of the Senior Debt, before any Distribution is made to the Subordinated Creditor.

(b) In any Reorganization by or against the Company,

(A) The Senior Creditors may, and are hereby irrevocably authorized and empowered (in their own names or in the name of the Subordinated Creditor or otherwise), but shall have no obligation to (A) demand, sue for, collect and receive every payment or distribution referred to in this ARTICLE VII and give acquittance therefor and (B) file claims and proofs of claim in respect of the Subordinated Debt, provided that the Senior Creditors may only file claims and proofs of claims in respect of the Subordinated Debt if (1) the Subordinated Creditor has failed to file such claims and proofs of claim and (2) there shall remain not more than 20 days before such action is barred, prohibited or otherwise cannot be taken; and

(B) The Subordinated Creditor will duly and promptly take such action as the Senior Creditors may reasonably request (A) to collect the Subordinated Debt for the account of the Senior Creditors and to file appropriate claims or proofs of claim with respect thereto, (B) to execute and deliver to the Senior Creditors such powers of attorney, assignments or other instruments as the Senior Creditors may request in order to enable it to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the Subordinated Debt, and (C) to collect and receive for the account of the Senior Creditors any and all Distributions which may be payable or deliverable upon or with respect to the Subordinated Debt; provided that any reasonable and documented costs incurred in complying with any provision of this paragraph, including reasonable attorneys’ fees, shall be paid by the Senior Creditors to the extent they are not paid by the Company or otherwise recovered by the Subordinated Creditor.

(k) Payments Held in Trust/Turnover. In the event that, notwithstanding the foregoing provisions of this ARTICLE VII, any Distribution or Subordinated Debt Payment prohibited by this Agreement shall be received by the Subordinated Creditor before there has been a Discharge of the Senior Debt, such Distribution or Subordinated Debt Payment shall be held in trust for the benefit of and shall be paid over to or delivered to Senior Creditor, until there has been a Discharge of the Senior Debt.

ARTICLE VIII

AMENDMENTS TO SENIOR DEBT; AMENDMENTS TO SUBORDINATED DEBT

8.1 Amendments to Senior Debt. At any time and from time to time, without notice to or the consent of the Subordinated Creditor, without incurring responsibility to the Subordinated Creditor and without impairing or releasing, the subordination provided for herein or otherwise impairing the rights of the Senior Creditors hereunder: (i) additional Senior Debt may be incurred, (ii) the time for the Company’s performance of or compliance with any of its agreements contained in the Senior Debt Agreements may be extended or such performance or compliance may be waived by the Senior Creditors; (iii) the agreements of the Senior Creditors and the Company with respect to the Senior Debt Agreements may from time to time be modified by the Company and the Senior Creditors for the purpose of adding any requirements thereto, or changing in any manner the rights and obligations of the Company and the Senior Creditors thereunder; (iv) the manner, place or terms for payment of Senior Debt or any portion thereof may be altered or the terms for payment extended, or the Senior Debt may be renewed in whole or in part; (v) the maturity of the Senior Debt may be accelerated in accordance with the terms of any present or future agreement among the Company and the Senior Creditors; (vi) any Collateral may be sold, exchanged, released or substituted and any Lien in favor of the Senior Creditors may be terminated, subordinated or fail to be perfected or become unperfected; (vii) any Person liable in any manner for Senior Debt may be discharged, released or substituted; and (viii) all other rights against the Company, any other Person or with respect to any collateral may be exercised (or the Senior Creditors may waive or refrain from exercising such rights).

8.2 Amendments to Subordinated Debt. Neither the Company nor the Subordinated Creditor shall, without the prior written consent of the Senior Creditors granted or withheld in their sole discretion, agree to or permit any amendment, modification or waiver of any provisions of any of the Subordinated Debt Agreements (including any amendment, modification or waiver pursuant to an exchange of other securities or instruments for outstanding Subordinated Debt) if the effect of such amendment, modification or waiver is to: (i) increase the interest rate on the Subordinated Debt or change (to earlier dates) the dates upon which principal and interest are due thereon; (ii) alter the redemption, prepayment, conversion, or subordination provisions thereof; (iii) alter the covenants and events of default in a manner which would make such provisions more onerous or restrictive to Company; or (iv) otherwise increase the obligations of the Company in respect of the Subordinated Debt or confer additional rights upon the Subordinated Creditor which individually or in the aggregate would be adverse in any respect to the Company or the Senior Creditors and each of them.

ARTICLE IX

CERTAIN AGREEMENTS OF THE SUBORDINATED CREDITOR

9.1 No Interference. The Subordinated Creditor acknowledges that Company has granted the Senior Creditors a security interest in certain of the Company’s assets, including all of the Company’s assets that are part of the collateral securing the Subordinated Debt, and shall not interfere with or in any manner oppose a disposition of any such collateral by the Senior Creditors in accordance with applicable law.

9.2 Acquisition of Liens or Guaranties. The Subordinated Creditor shall not, without the prior written consent of the Senior Creditors, acquire any right or interest in or to any property of the Company or accept any guaranties of the Subordinated Debt from the Company or any Person.

9.3 Rights of Senior Creditors Not to Be Impaired. No right of the Senior Creditors to enforce the subordination provided for herein or to exercise its other rights hereunder shall at any time in any way be prejudiced or impaired by any act or failure to act by Company, the Senior Creditors or any of them hereunder or under or in connection with the Senior Debt Agreements or by any noncompliance by Company with the terms of this Agreement or the Senior Debt Agreements, regardless of any knowledge thereof the Senior Creditors or any of them may have or otherwise be charged with.

9.4 Financial Condition of the Company. The Subordinated Creditor shall not have any right to require the Senior Creditors or any of them to obtain or disclose any information with respect to: (i) the financial condition or character of the Company or the ability of the Company to pay and perform the Senior Debt or the Subordinated Debt; (ii) the Senior Debt; (iii) the collateral or any other security for any or all of the Senior Debt; (iv) the existence or nonexistence of any guarantees of, or any other subordination agreements with respect to, all or any part of the Senior Debt; (v) except as required hereunder, any action or inaction on the part of the Senior Creditors or any Lender or any other Person; or (vi) any other matter, fact or occurrence whatsoever.

9.5 Waivers by Subordinated Creditor.

(a) Senior Debt.

(i) All Senior Debt at any time incurred by the Company shall be deemed to have been incurred, and all Senior Debt held by any Senior Creditor shall be deemed to have been extended, acquired or obtained, as applicable, in reliance upon this Agreement, and the Subordinated Creditor hereby waives (i) notice of acceptance, or proof of reliance, by each Senior Creditor of this Agreement, and (ii) notice of the existence, renewal, extension, accrual, creation, or non-payment of all or any part of the Senior Debt. Nothing contained in this Agreement shall preclude Senior Creditor from discontinuing the extension of credit to the Company (whether under the Senior Debt Agreements or otherwise) or from taking (without notice to Subordinated Creditor, the Company, or any other Person) any other action in respect of the Senior Debt or the Collateral which such Senior Creditor is otherwise entitled to take with respect to the Senior Debt or the Collateral.

(ii) Neither Senior Creditors nor or any of their respective affiliates, partners, directors, officers, employees, or agents (collectively, the “Senior Creditor Parties”) shall be liable for failure to demand, collect, or realize upon any of the Collateral or any proceeds or for any delay in doing so or shall be under any obligation to sell or otherwise Dispose of any Collateral or proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or proceeds thereof. If any Senior Creditor honors (or fails to honor) a request by the Company for an extension of credit pursuant to any of the Senior Debt Agreements, whether such Senior Creditor has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of the Subordinated Debt Agreements or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if such Senior Creditor otherwise should exercise any of its contractual rights or remedies under the Senior Debt Agreements (subject to the express terms and conditions hereof), the Senior Creditor Parties shall not have any liability whatsoever to the Subordinated Creditor as a result of such action, omission, or exercise. The Senior Creditor Parties will be entitled to manage and supervise their loans and extensions of credit under the Senior Debt Agreements as the Senior Creditors may, in their sole discretion, deem appropriate, and the Senior Creditors may manage their loans and extensions of credit without regard to any rights or interests that the Subordinated Creditor may have in the Collateral or otherwise except as otherwise expressly set forth in this Agreement. The Subordinated Creditor agrees that the Senior Creditor Parties shall not incur any liability as a result of a sale, lease, license, application or other Disposition of all or any portion of the Collateral or any part or proceeds thereof. The Senior Creditor Parties may, from time to time, enter into agreements and settlements with the Company as they may determine in their sole discretion without impairing any of the subordinations, priorities, rights or obligations of the parties under this Agreement, including, without limitation, substituting Collateral, releasing any lien and releasing the Company. The Subordinated Creditor waives any and all rights it may have to require the Senior Creditor Parties to marshal assets, to exercise rights or remedies in a particular manner, or to forbear from exercising such rights and remedies in any particular manner or order.

(b) Notice of Acceptance and Other Waivers. To the fullest extent permitted by applicable law, the Subordinated Creditor hereby waives: (i) notice of acceptance hereof; (ii) notice of any loans or other financial accommodations made or extended under any of the Senior Debt Agreements, or the creation or existence of any Senior Debt; (iii) notice of the amount of the Senior Debt; (iv) notice of any adverse change in the financial condition of the Company or of any other fact that might increase Subordinated Creditor’s risk hereunder; (v) notice of presentment for payment, demand, protest, and notice thereof as to any instrument among the Senior Debt Agreements; (vi) notice of any Default or Event of Default under the Senior Debt Agreements or otherwise relating to the Senior Debt; (vii) all other notices (except if such notice is specifically required to be given by the Company to the Subordinated Creditor under the Settlement Agreement) and demands to which the Subordinated Creditor might otherwise be entitled.

(c) Lawsuits; Defenses; Setoff. To the fullest extent permitted by applicable law, the Subordinated Creditor (i) waives the right by statute or otherwise to require the Senior Creditors to institute suit against the Company or to exhaust any rights and remedies which the Senior Creditors or any of them has or may have against the Company; (ii) waives any defense arising by reason of any disability or other defense (other than the defense that the Discharge of the Senior Debt has occurred) of the Company or by reason of the cessation from any cause whatsoever of the liability of the Company in respect thereof, (iii) waives any rights to assert against any Senior Creditor Party any defense (legal or equitable), set-off, counterclaim, or claim which the Subordinated Creditor may now or at any time hereafter have against the Company or any other party liable to any Senior Creditor Party or the Subordinated Creditor, (iv) waives any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of any Senior Debt, any Subordinated Debt or any security for either; (v) waives any defense arising by reason of any claim or defense based upon an election of remedies by any Senior Creditor; and (vi) waives the benefit of any statute of limitations affecting Subordinated Creditor’s obligations hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Senior Debt shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Subordinated Creditor’s obligations hereunder.

ARTICLE X

SUBROGATION

10.1 Subrogation. Until the Discharge of the Senior Debt, the Subordinated Creditor shall not have, and shall not directly or indirectly exercise, any rights that it may acquire by way of subrogation under this Agreement by any payment or distribution to the Senior Creditors hereunder or otherwise. Upon the Discharge of the Senior Debt, the Subordinated Creditor shall be subrogated to the rights of the Senior Creditors to receive payments or distributions applicable to the Senior Debt until the Subordinated Debt is paid in full. For purposes of the foregoing subrogation, no payments or distributions to the Senior Creditors of any cash, property or securities to which the Subordinated Creditor would be entitled but for the provisions of ARTICLE II, ARTICLE III, ARTICLE IV, ARTICLE V, ARTICLE VI, ARTICLE VII, or ARTICLE X shall, as among Company, its creditors (other than the Senior Creditors and each of them) and the Subordinated Creditor, be deemed to be a payment by Company to or on account of the Senior Debt.

10.2 Payments Over. If any payment or distribution to which the Subordinated Creditor would otherwise have been entitled but for the provisions of ARTICLE II, ARTICLE III, ARTICLE IV, ARTICLE V, ARTICLE VI, ARTICLE VII, or Article X shall have been applied pursuant to such Sections to the payment of amounts payable under the Senior Debt, the Subordinated Creditor shall be entitled to receive from the Senior Creditors any payments or distributions received by the Senior Creditors in excess of the amount sufficient to pay in full in cash all amounts payable under or in respect of the Senior Debt. If any such excess payment is made to the Senior Creditors, upon written demand the Senior Creditors shall promptly remit such excess to the Subordinated Creditor and until so remitted the Senior Creditors shall hold such excess payment for the benefit of the Subordinated Creditor.

ARTICLE XI

CONTINUING AGREEMENT; REINSTATEMENT

11.1 Continuing Agreement. This Agreement is a continuing agreement of subordination and shall continue in effect and be binding upon the Subordinated Creditor until the Discharge of the Senior Debt. The subordinations, agreements and priorities set forth herein shall remain in full force and effect regardless of whether any party hereto in the future seeks to rescind, amend, terminate or reform, by litigation or otherwise, its respective agreements with the Company.

11.2 Reinstatement. This Agreement shall continue to be effective or shall be reinstated, as the case may be, if, for any reason, any payment of the Senior Debt by or on behalf of the Company shall be rescinded or must otherwise be restored by the Senior Creditors or any of them, whether as a result of an insolvency event or otherwise.

ARTICLE XII

NO FIDUCIARY DUTY

The Senior Creditors and the Subordinated Creditor acknowledge and agree that none of them has any fiduciary duty to the other(s) hereunder (and, additionally, the Subordinated Creditor acknowledges and agrees that none of the Secured Creditor Parties has any fiduciary or other duty towards him, except for the duty of the Senior Creditors to perform or observe their express obligations to pay over excess monies actually held by them (following the Discharge of the Senior Debt) to the Subordinated Creditor as expressly provided under the terms of this Agreement), and that in approving or disapproving any matter or proposed action hereunder, each may act in its sole and absolute discretion and in the manner which it considers to be in its own best interests, except as may be specifically provided otherwise herein. Further, the Senior Creditors and the Subordinated Creditor acknowledge that none of them has made any warranties, express or implied, to the other nor does either (nor any Secured Creditor Party) assume any liabilities or duties to the other with respect to Company’s financial condition or otherwise except as expressly provided otherwise herein.

ARTICLE XIII

NO TRANSFER OF SUBORDINATED DEBT

The Subordinated Creditor may not assign or transfer its rights and obligations under the Subordinated Credit Agreements, or any of them, or with respect to any interest in the Subordinated Debt without the prior written consent of the Senior Creditors, and any such permitted transferee or assignee, as a condition to acquiring such rights and obligations under the Subordinated Debt Agreements, or with respect to any interest in the Subordinated Debt, shall agree to be bound hereby in an agreement in form and substance satisfactory to the Senior Creditors. Any purported assignment or transfer of any of the Subordinated Creditor’s rights or interests in, to or with respect to the Subordinated Credit Documents or the Subordinated Debt shall be void ab initio.

ARTICLE XIV

OBLIGATIONS OF THE COMPANY NOT AFFECTED

The provisions of this Agreement are intended solely for the purpose of defining the relative rights against Company of the Subordinated Creditor, on the one hand, and the Senior Creditors, on the other hand. Nothing contained in this Agreement shall (i) impair, as between Company and the Subordinated Creditor, the obligation of the Company to pay the principal of or interest on the Subordinated Debenture and its other obligations with respect to the Subordinated Debt as and when the same shall become due and payable in accordance with the terms thereof, or (ii) otherwise affect the rights against Company of the Subordinated Creditor, on the one hand, and the creditors of the Company (other than the Senior Creditors), on the other hand.

ARTICLE XV

REPRESENTATIONS AND WARRANTIES

15.1 Representations and Warranties of The Subordinated Creditor. The Subordinated Creditor represents and warrants to the Senior Creditors that:

(a) Powers. The Subordinated Creditor is an individual who has all the requisite power and authority to execute, deliver and perform its obligations under this Agreement.

(b) No Conflict. The execution, delivery and performance by the Subordinated Creditor of this Agreement does not and will not result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Subordinated Creditor is a party or by which it or its properties may be bound or affected or violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree or the like binding on or affecting the Subordinated Creditor.

(c) Binding Obligation. This Agreement constitutes the legal, valid and binding obligation of the Subordinated Creditor, enforceable against the Subordinated Creditor in accordance with its terms.

(d) Governmental Consents. No authorization, consent, approval, license, exemption of, or filing or registration with, any Governmental Person is required for the due execution, delivery or performance by the Subordinated Creditor of this Agreement.

(e) No Prior Assignment. The Subordinated Creditor has not previously assigned any interest in the Subordinated Debt; no Person other than the Subordinated Creditor owns an interest in the Subordinated Debt (whether as joint holders of the Subordinated Debt, participants or otherwise); and the entire Subordinated Debt is owing only to Subordinated Creditor.

(f) Independent Investigation. The Subordinated Creditor has undertaken its own independent investigation of the financial condition of the Company and all other matters pertaining to this Agreement and is not relying in any manner upon any representation or statement of the Senior Creditors or any of them with respect thereto. The Subordinated Creditor is aware of the terms of the Senior Debt Agreements and is in a position to obtain, and it hereby assumes full responsibility for obtaining, any additional information concerning the financial condition of the Company and any other matters pertinent hereto that the Subordinated Creditor may desire. The Subordinated Creditor is not relying upon or expecting the Senior Creditors or any of them to furnish to it any information now or hereafter in any Senior Creditor’s possession concerning the financial condition of the Company or any other matter.

15.2 Representations and Warranties of the Senior Creditors. The Senior Creditors represent and warrant to the Subordinated Creditor that, to the Senior Creditors’ actual knowledge:

(a) Powers. The Senior Creditors possess all the requisite power and authority to execute, deliver and perform their obligations under this Agreement.

(b) No Conflict. The execution, delivery and performance by the Senior Creditors of this Agreement does not and will not result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Senior Creditors are a party or by which they or their properties may be bound or affected or violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree or the like binding on or affecting the Senior Creditors.

(c) Binding Obligation. This Agreement constitutes the legal, valid and binding obligation of the Senior Creditors, enforceable against the Senior Creditors in accordance with its terms.

(d) Governmental Consents. No authorization, consent, approval, license, exemption of, or filing or registration with, any Governmental Person is required for the due execution, delivery or performance by the Senior Creditors of this Agreement.

(e) No Prior Assignment. The Senior Creditors have not previously assigned any interest in the Subordinated Debt; no Person other than the Senior Creditors owns an interest in the Senior Debt (whether as joint holders of the Senior Debt, participants or otherwise); and the entire Senior Debt is owing only to Senior Creditors.

(f) Independent Investigation. The Senior Creditors have undertaken their own independent investigation of the financial condition of the Company and all other matters pertaining to this Agreement and are not relying in any manner upon any representation or statement of the Subordinated Creditor with respect thereto. The Senior Creditors are aware of the terms of the Subordinate Debt Agreements and are in a position to obtain, and they hereby assume full responsibility for obtaining, any additional information concerning the financial condition of the Company and any other matters pertinent hereto that the Senior Creditors may desire. The Senior Creditors are not relying upon or expecting the Subordinate Creditor to furnish to them any information now or hereafter in the Subordinate Creditor’s possession concerning the financial condition of the Company or any other matter.

ARTICLE XVI

FURTHER ASSURANCES AND ADDITIONAL ACTS

16.1 Endorsement of Subordinated Debt Agreements. The Subordinated Debt Agreements and all other documents, financing statements, and instruments evidencing or perfecting any liens securing any of the Subordinated Debt shall be endorsed with a legend noting that the Subordinated Debt Agreements and such other documents and instruments are subject to this Agreement, and the Subordinated Creditor shall promptly deliver to the Senior Creditors evidence of the same.

16.2 Further Assurances and Additional Acts. The Subordinated Creditor and Company shall each execute, acknowledge, deliver, file, notarize and register at its own expense all such further agreements, instruments, certificates, financing statements, documents and assurances, and perform such further acts as the Senior Creditors shall deem necessary or appropriate to effectuate the purposes of this Agreement, and promptly provide the Senior Creditors with evidence of the foregoing satisfactory in form and substance to the Senior Creditors.

16.3 Attorney in Fact. Each Senior Creditor is hereby irrevocably constituted and appointed the attorney-in-fact of the Subordinated Creditor on the Subordinated Debt and to take all other action either in any Senior Creditor’s name or in the name of the Subordinated Creditor, which in the Senior Creditors’ opinion is necessary or desirable to enable the Senior Creditors to obtain all such payments on the Subordinated Debt that are to be turned over to the Senior Creditors pursuant to this Agreement.

ARTICLE XVII

NOTICES

All notices and other communications provided for herein shall, unless otherwise stated herein, be in writing (including by telex or facsimile transmission) and shall be mailed, sent or delivered at or to the address or telex or facsimile number of the respective party or parties set forth on the signature pages hereof, or at or to such other address or telex or facsimile number as such party or parties shall have designated in a written notice to the other party or parties. All such notices and communications shall be effective (i) if delivered by hand, when delivered; (ii) if sent by mail, upon the earlier of the date of receipt or five (5) Business Days, after deposit in the mail, first class, postage prepaid; (iii) if sent by telex, upon receipt by the sender of an appropriate answerback; and (iv) if sent by facsimile transmission, when sent.

ARTICLE XVIII

NO WAIVER; CUMULATIVE REMEDIES

No failure on the part of the Senior Creditors to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to the Senior Creditors.

ARTICLE XIX

COSTS AND EXPENSES

19.1 Payments by the Company. The Company shall pay to the Senior Creditors on demand the reasonable out-of-pocket costs and expenses of the Senior Creditors, and the reasonable fees and disbursements of counsel to the Senior Creditors (including allocated costs of internal counsel), in connection with the negotiation, preparation, execution, delivery and administration of this Agreement and any amendments, modifications or waivers of the terms thereof.

19.2 Payments by Company and The Subordinated Creditor. Each of the Company and the Subordinated Creditor, jointly and severally, shall pay to the Senior Creditors on demand all actual costs and expenses of the Senior Creditors, and all actual fees and disbursements of counsel (including allocated costs of internal counsel), incurred in connection with the enforcement or attempted enforcement of, and preservation of rights or interests under, this Agreement, including any losses, costs and expenses sustained by the Senior Creditors as a result of any failure by the Subordinated Creditor to perform or observe its obligations contained in this Agreement. In addition, the Senior Creditors agree pay to the Subordinated Creditor on demand all reasonable and documented costs and expenses of the Subordinated Creditor, including reasonable and documented fees and disbursements of counsel, to the extent incurred by the Subordinated Creditor exclusively and directly due to any failure by the Senior Creditors to perform or observe their express obligations to pay over excess monies actually held by them (following the Discharge of the Senior Debt) to the Subordinated Creditor as expressly provided under the terms of this Agreement.

ARTICLE XX

SURVIVAL

All covenants, agreements, representations and warranties made in this Agreement shall, except to the extent otherwise provided herein, survive the execution and delivery of this Agreement and shall continue in full force and effect for so long as any Senior Debt remains unpaid or the Commitment remains in effect. Without limiting the generality of the foregoing, the obligations of the Company and the Subordinated Creditor under ARTICLE XIX shall survive the Discharge of the Senior Debt.

ARTICLE XXI

MISCELLANEOUS

21.1 Benefits of Agreement. This Agreement is entered into for the sole protection and benefit of the parties hereto and their successors and assigns, and no other Person shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, this Agreement.

21.2 Binding Effect. Subject to the provisions of this ARTICLE this Agreement shall be binding upon, inure to the benefit of and be enforceable by Company, The Subordinated Creditor and the Senior Creditors and their respective successors and assigns.

21.3 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF NEW YORK STATE’S GENERAL OBLIGATIONS LAW.

21.4 Waiver Of Jury Trial. EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF ANY CREDITOR OR COMPANY OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENTS OR AGREEMENT EXECUTED OR DELIVERED BY THEM IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT JURY, AND THAT ANY OF THEM MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THEIR CONSENT TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

21.5 Submission to Jurisdiction. The Subordinated Creditor hereby (i) submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York County for the purposes of all legal proceedings arising out of or relating to this Agreement; (ii) waives to, the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any proceeding brought in such a court or any claim that any such proceeding brought in such a court has been brought in an inconvenient forum; (iii) agrees that service of process in any such action or proceeding may be affected by mailing a copy thereof by registered or certified mail (or any substantially similar form and mail), postage prepaid, to the Subordinated Creditor or the Company at its respective address set forth below each party’s respective signature hereon, or at such other address of which the Senior Creditors shall have been notified pursuant hereto; and (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

21.6 Entire Agreement. This Agreement constitutes the entire agreement of the Company, the Senior Creditors and The Subordinated Creditor with respect to the matters set forth herein and supersedes any prior agreements, commitments, discussions and understandings, oral or written, with respect thereto. There are no conditions to the full effectiveness of this Agreement.

21.7 Amendments and Waivers. This Agreement may not be amended except by a writing signed by Company, The Subordinated Creditor and the Senior Creditors. No waiver of any rights of the Senior Creditors under any provision of this Agreement or consent to any departure by the Subordinated Creditor or Company therefrom shall be effective unless in writing and signed by the Senior Creditors. Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

21.8 Conflicts. In case of any conflict or inconsistency between any terms of this Agreement, on the one hand, and Subordinated Debt Agreements or any other document or instrument relating to the Subordinated Debt, on the other hand, then the terms of this Agreement shall control.

21.9 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Agreement shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed, so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Agreement or the validity or effectiveness of such provision in any other jurisdiction.

21.10 Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Facsimile, PDF and other electronically transmitted copies signatures on this Agreement shall be deemed the equivalent of original signatures.

21.11 Termination of Agreement. Upon the Discharge of the Senior Debt, this Agreement shall terminate and the Senior Creditors shall promptly execute and deliver to the Company and the Subordinated Creditor such documents and instruments as shall be necessary to evidence such termination; provided, however, that the obligations of the Company and the Subordinated Creditor under ARTICLE XX shall survive such termination.

[INTENTIONAL END OF PAGE]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

SENIOR CREDITORS

BARTFAM, a California limited partnership By: /s/ Thomas F. Bartman	Thomas F. Bartman, Managing Trustee of The
William S. Bartman Marital Trust
Name: Thomas F. Bartman	/s/ Thomas F. Bartman
Title: General Partner
Judith A. Fiskin, Trustee of the Judith A.	Cecile Citron Bartman, Trustee of the
Fiskin Trust dated April 16, 1996	Cecile Citron Bartman Trust
/s/ Judith A. Fiskin, Trustee	/s/ Cecile Citron Bartman

David A. Bartman	John W. Bartman
/s/ David A. Bartman	/s/ John W. Bartman

Michael T. Bartman
/s/ Michael T. Bartman	Address:
Care of:
John W. Bartman and Thomas F. Bartman
11777 San Vicente Blvd Suite 600
Los Angeles, California 90049
Facsimile: 310 826-8477
with copies to:
Manatt, Phelps & Phillips, LLP
11355 W. Olympic Blvd.
Los Angeles, CA 90064
Attention: [_______________], Esq.
Facsimile: (310) 312-4224

SUBORDINATED CREDITOR:

     /s/ Richard P. Sommerfeld, Jr.

Richard P. Sommerfeld, Jr

Address:

115 S. Oak Street
Falls Church, Virginia 22046

with copies to:

Savit & Szymkowicz, LLP
7315 Wisconsin Avenue
Suite 601N
Bethesda, Maryland 20814
Attention: Diana M. Savit, Esq.
Telephone: (301) 951-9191

COMPANY:

AIRBEE WIRELESS, INC.,

By;	/s/ E. Eugene Sharer

Name:	E. Eugene Sharer

Title:	President

 Address:

9400 Key West Avenue
Rockville, Maryland 20850
Attention: E. Eugene Sharer, President
Facsimile: (301) 57-1861

with copies to:

Stradling Yocca Carlson & Rauth
1600 Newport Center Drive Suite 1600
Newport Beach, California 92660
Attention: Shivbir S. Grewal, Esq.
Facsimile: (949) 725-4100